FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES SECOND QUARTER
FISCAL 2008 RESULTS
~ Diluted EPS Increases 25% to $1.15 ~
~ Confirms Fiscal 2008 Earnings Guidance ~

        New York, New York (January 31, 2008) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for the second fiscal quarter and six months ended December 31, 2007.

SECOND QUARTER RESULTS

          Net sales increased 2.8% to $422.4 million for the three months ended December 31, 2007, from $410.8 million in the comparable period of the prior year. Net sales growth is a result of increased sales in international markets across all brand categories and the global launch of the M by Mariah Carey fragrance. Excluding the favorable impact of foreign currency translation, net sales increased 0.5%.

          Net income for the three months ended December 31, 2007 was $33.8 million, or $1.15 per diluted share. This compares to net income in the same period last year of $25.9 million, or $0.91 per diluted share. Excluding restructuring charges, net earnings for the prior year period were $0.92 per diluted share.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "The strength of our international business and our focus on operating efficiencies enabled us to achieve our earnings and operating margin targets this quarter despite a difficult holiday season in North America. For the first half of the year, we had an overall decline in our net sales in North America of 2%, while we had expected growth of approximately 4.5%, or $20 million. This shortfall was due to weak holiday performance largely at mass volume and prestige department store retailers. Net sales of our international business grew by 20% and by 14% in constant currency rates. The international growth was broad-based across geography and our brand portfolio."

          "For the balance of this year, we expect softness in North America and continued strength in our international business. Our expectations for our international performance are based on the prior investments we have made to expand and improve profitability, particularly in Europe, Asia Pacific and Travel Retail."

          The Company's key focus continues to be on improving operating margins, cash flow from operations and return on invested capital. The Company expects that the initiatives it began implementing last year, particularly in its extended supply chain and logistic areas, and improved growth and profitability in its international business, will allow it to achieve its cash flow and earnings targets this year despite slower net sales growth. The Company has already realized approximately 70% of its expected annual earnings guidance through the first half of its fiscal year. During January 2008, the Company collected over $100 million from customers, allowing it to significantly reduce its accounts receivables balance and reduce its credit facility borrowings to under $90 million.

SIX MONTH RESULTS

          For the six months ended December 31, 2007, net sales rose 4.3% to $694.2 million from $665.6 million for the six months ended December 31, 2006. Excluding the favorable impact of foreign currency translation, net sales increased 1.9%. Net income, excluding restructuring charges, was $34.9 million, or $1.18 per diluted share, versus $25.8 million, or $0.91 per diluted share, for the year-ago period. On a reported basis, net income was $34.1 million, or $1.16 per diluted share compared to $24.5 million, or $0.86 per diluted share, for the prior year period.

OUTLOOK

          For fiscal 2008, the Company is confirming its diluted earnings per share guidance of $1.65 to $1.75, a $0.29 to $0.39 per share increase over the prior fiscal year. The earnings guidance for the second half of the fiscal year assumes earnings per share of $0.47 to $0.57 as compared to earnings of $0.45 per share for the second half of the prior fiscal year. With respect to net sales, the Company expects net sales for the full year to increase by 3% to 4%.

          For the third fiscal quarter ending March 31, 2008, the Company expects net sales to increase in the low single digits as compared to the prior year quarter, and diluted earnings per share to be in the range of $0.04 to $0.08. The strength of expected fourth fiscal quarter earnings reflects the phasing of savings from the supply chain and logistics initiatives previously discussed and the introduction of a number of new fragrance brands into new channels of distribution.

          The Company notes that it utilizes foreign currency hedges which are reflected in its results and guidance. The Company's guidance is based on a number of assumptions, including those regarding the current retail environment and consumer confidence levels and continued improvement in operating performance, and excludes any restructuring charges.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 4:30 p.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the "Corporate Info" section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at until February 15, 2008.

Elizabeth Arden. Skincare. Color. PREVAGE® Skincare. Fragrances (Red Door, 5th Avenue, green tea, Mediterranean and Provocative Woman).

Fragrance Portfolio. Elizabeth Taylor. Mariah Carey. Britney Spears. Hilary Duff. Danielle Steele. Alberta Ferretti. Alfred Sung. Badgley Mischka. Bob Mackie. GANT. Geoffrey Beene. Halston. Nanette Lepore. Rocawear. Giorgio of Beverly Hills. Daytona 500®. HUMMER®. PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Six Months Ended

	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Net Sales	$422,444	$410,771	$694,232	$665,579
Cost of Sales	243,584	252,817	408,992	408,399

Gross Profit	178,860	157,954	285,240	257,180
Gross Profit Percentage	42.3%	38.5%	41.1%	38.6%

Selling, General and Administrative Expenses	119,361	108,322	211,833	195,606
Depreciation and Amortization	6,210	6,350	12,164	12,698

Total Operating Expenses	125,571	114,672	223,997	208,304

Interest Expense, Net	8,266	8,529	15,754	15,889

Income Before Income Taxes	45,023	34,753	45,489	32,987
Provision for Income Taxes	11,224	8,897	11,340	8,445

Net Income	$33,799	$25,856	$34,149	$24,542

As reported:

Net Income Per Basic Share	$1.20	$0.94	$1.22	$0.89
Net Income Per Diluted Share	$1.15	$0.91	$1.16	$0.86

Basic Shares	28,061	27,380	27,992	27,613
Diluted Shares	29,494	28,410	29,464	28,482

EBITDA (a)	$59,499	$49,632	$73,407	$61,574
EBITDA margin	14.1%	12.1%	10.6%	9.3%

Adjusted to exclude the effect of restructuring charges, net of taxes (b):

Net Income	$33,799	$26,205	$34,860	$25,783

Net Income Per Basic Share	$1.20	$0.96	$1.25	$0.93
Net Income Per Diluted Share	$1.15	$0.92	$1.18	$0.91

EBITDA (a)	$59,499	$50,101	$74,354	$63,242
EBITDA margin	14.1%	12.2%	10.7%	9.5%

(a)    EBITDA is defined as net income plus the provision for income taxes, plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income or net income (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. EBITDA margin represents EBITDA divided by Net Sales.

The following is a reconciliation of net income, as determined in accordance with GAAP, to EBITDA: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

	Three Months Ended		Six Months Ended

	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Net income	$33,799	$25,856	$34,149	$24,542
Plus:
Provision for income taxes	11,224	8,897	11,340	8,445
Interest expense, net	8,266	8,529	15,754	15,889
Depreciation and amortization	6,210	6,350	12,164	12,698

EBITDA	59,499	49,632	73,407	61,574
Restructuring charges	--	469	947	1,668

EBITDA adjusted to exclude restructuring charges	$59,499	$50,101	$74,354	$63,242

(b)   The following table reconciles the calculation of net income per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the impact of restructuring charges. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the impact of restructuring charges. The presentation in the table below of the non-GAAP information titled "Net income per share as adjusted" is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Six Months Ended

	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Adjusted to exclude the effect of restructuring charges, net of taxes

Net income as reported	$33,799	$25,856	$34,149	$24,542
Restructuring charges, net of tax	--	349	711	1,241

Net income as adjusted	$33,799	$26,205	$34,860	$25,783

Net income per basic share as reported	$1.20	$0.94	$1.22	$0.89
Restructuring charges per share, net of tax	--	0.02	0.03	0.04

Net income per basic share as adjusted	$1.20	$0.96	$1.25	$0.93

Net income per diluted share as reported	$1.15	$0.91	$1.16	$0.86
Restructuring charges per share, net of tax	--	0.01	0.02	0.05

Net income per diluted share as adjusted	$1.15	$0.92	$1.18	$0.91

CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	December 31, 2007	June 30, 2007	December 31, 2006

Cash	$24,692	$30,287	$35,944
Accounts Receivable, Net	298,368	214,972	263,373
Inventories	341,196	380,232	308,811
Property and Equipment, Net	45,466	42,471	38,398
Exclusive Brand Licenses, Trademarks and Intangibles, Net	225,368	224,611	218,843
Total Assets	977,223	939,175	906,402
Short-Term Debt	124,450	97,640	114,600
Current Portion of Long-Term Debt	1,284	1,125	1,125
Current Liabilities	369,154	367,428	359,043
Long-Term Liabilities	252,244	250,820	247,890
Total Debt	349,960	323,295	340,670
Shareholders' Equity	355,825	320,927	299,469
Working Capital	331,145	298,165	282,527

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, operating margins and cash flow. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*	our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers;
*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions, and events that impact consumer confidence and demand, such as economic downturns;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, and political instability in certain regions of the world;

*

our ability to implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, to successfully and cost-effectively integrate acquired businesses or new brands, and to finance our growth strategy and our working capital requirements;

*	our level of indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and the indenture for our 7 3/4% senior subordinated notes;
*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards or critical accounting estimates; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2007.